DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

General

As of December 31, 2019, we are authorized to issue up to 180,000,000 shares of stock, including up to 175,000,000 shares of common stock, par value $0.20 per share, and up to 5,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2019, we had 55,443,393 shares of common stock and no shares of preferred stock outstanding.

The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our Second Restated Certificate of Incorporation, bylaws and the Delaware General Corporation Law for a complete statement of the terms and rights of our capital stock.

Common Stock

Voting rights. Each holder of common stock is entitled to one vote per share on each matter submitted to a vote of shareholders. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Dividends. Dividends may be paid to holders of common stock when, as and if declared by the board of directors (the “Board”) out of funds legally available for their payment, subject to the rights of holders of any preferred stock. We have not paid dividends on our common stock since the fourth quarter of 2015 and have no current plans to resume common stock dividends.

Rights upon liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

Non-assessable. All outstanding shares of common stock are fully paid and non-assessable.

Other rights and preferences. Holders of common stock are not entitled to preemptive, conversion or exchange rights. Our common stock has no sinking fund or redemption provisions. Holders of common stock may act by unanimous written consent.

Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the trading symbol “UNT.”

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the Securities and Exchange Commission and the specific designations and rights, as determined by the Board, will be described in such filing, including the following terms:

•the series, the number of shares offered and the liquidation value of the preferred stock;

•the price at which the preferred stock will be issued;
•the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;
•the liquidation preference of the preferred stock;
•the voting rights of the preferred stock, if any;
•whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;
•whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and
•any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Except where otherwise set forth in a resolution of the Board providing for the issuance of any series of preferred stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board. The shares of preferred stock of any one series shall be identical with the other shares in the same series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

The description of the terms of the preferred stock to be set forth in the applicable filing will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock.

Undesignated preferred stock may enable the Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Any preferred stock will, when issued, be fully paid and non-assessable.

Certain Other Possible Anti-takeover Provisions

Our by-laws, charter and Delaware law contain certain provisions that might be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

Classified Board of Directors

Our by-laws provides for our board of directors to be divided into three classes of directors serving staggered three-year terms, with the number of directors in each class to be as nearly equal as possible. As a result, and assuming all classes have the same number of directors, only one-third of our directors are elected each year.

Fair Price Provisions

Our charter also contains certain "fair price provisions" designated to provide safeguards for stockholders when an "interested stockholder" (defined as a stockholder owning 5% or more of our voting stock) attempts to effect a "business combination" with us. The term "business combination" includes:

•any merger or consolidation of us involving the interested stockholder;
•certain disposition of our assets;

•any issuance of our securities meeting certain threshold amounts, to the interested stockholder;
•adoption of any plan of liquidation or dissolution of us proposed by the interested stockholder; and
•any reclassification of our securities having the effect of increasing the proportionate share of ownership of the interested stockholder.

In general, a business combination between us and the interested stockholder must be approved by the affirmative vote of 80% of the outstanding voting stock unless the transaction is approved by a majority of the members of the Board of Directors who are not affiliated with the interested stockholder or certain minimum price and form of consideration requirements are satisfied.

Delaware Business Combination Statute

We are incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15% or more of a corporation's voting stock) from engaging in a business combination with that corporation for a period of three years from the date the stockholder became an interested stockholder unless:

•the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder;
•upon attaining that status, the interested stockholder had acquired at least 85% of the corporation’s voting stock (not counting shares owned by persons who are directors and also officers); or
•the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder).

Since we have not amended our charter or by-laws to exclude the application of Section 203, its provisions apply to us. Accordingly, Section 203 may inhibit an interested stockholder's ability to acquire additional shares of common stock or otherwise engage in a business combination with us.

Advance Notice for Raising Business or Making Nominations at Meetings

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to elected.

Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given to our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as directors. The person presiding at the meeting will have the authority to make determinations whether a stockholder's notice complies with the procedures in our by-laws.

To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is generally required to be received by our secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of the prior year’s annual meeting date.

The notice of any nomination for election as a director is required to set forth the information regarding that person required in our by-laws as well as by paragraphs (a), (e), and (f) of Item 401 of regulation S-K adopted by the SEC.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock AST Transfer Services.